EXHIBIT 10.10

                           ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of June 23, 2008 is made and entered into by and among Image Worldwide, Inc., a Colorado corporation with principal offices at 1165 North Clark Street, Suite 410, Chicago, Illinois 60610 ("Seller"), and Invicta Group, Inc., a Nevada corporation with principal offices at 2400 East Commercial Boulevard, Suite 618, Fort Lauderdale, Florida 33308 ("Purchaser"), and the following persons as members of the review committee: William G. Forhan ("Forhan"), Richard David Scott ("Scott"), and Mercedes Henze ("Henze") each with principal offices at 2400 East Commercial Boulevard, Suite 618, Fort Lauderdale, Florida 33308 (Forhan, Scott, and Henze are collectively hereinafter referred to as the "Review Committee").

                                   RECITALS:

A.	Seller owns certain assets and business known as the City Book Savings
Assets (the "Purchased Assets") that it is willing to sell and transfer to Purchaser in exchange for the Purchaser's issuance of certain shares of the Purchaser's Series G Preferred Stock, and as more particularly set forth below.

B.	Seller desires to sell, and Purchaser desires to buy, the Purchased
Assets described herein as currently used in the Business.

C.	The persons listed as the "Review Committee" are each officers and/or directors of the Purchaser and each has participated in the management of the Purchaser's affairs and the actions taken by the Purchaser in connection with its compliance with state and federal securities laws.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants contained herein, the parties agree as follows:

                                   ARTICLE 1

                          PURCHASE AND SALE OF ASSETS

1.1	Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 3.1), Purchaser shall purchase from Seller, and Seller shall sell and transfer to Purchaser, all of Seller's right, title, and interest in the assets, properties or rights used in operating the Business (the "Purchased Assets"). The Purchased Assets consist of the following:

(a)	all equipment, inventory, records, merchandise, customer and vendor contact lists (regardless of format), computers, marketing lists, marketing materials, business plans and strategies needed to conduct the business activities of the City Book Savings business;

(b)	 all information, files, books and records, including customer and supplier lists, regardless of format, relating to the Business;

(c)	all supplies related to the Business, stock in trade, merchandise, goods, supplies and other products owned by Seller or otherwise under the control of Seller on the date of Closing;

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(d)	all intellectual property rights, whether owned or leased, including, without limitation, all patents, patent applications, trademarks, registered trademarks, trademark applications, service marks, registered service marks, service mark applications, tradenames, copyrights, registered copyrights, copyright applications, trade secrets, confidential information and proprietary know-how owned and/or used in connection with the Business; (all of the intellectual property rights to be acquired shall be collectively referred to as the "Intellectual Property");

(e)	all accounts receivable related to the Business; and

(f)	all such assets listed on Exhibit A attached hereto.

Purchaser reserves the right to exclude any of the above described assets from the Purchased Assets. All of the Purchased Assets shall be transferred to Purchaser free and clear of all liens, security interests and encumbrances.

(a)	1.2	Assumed Liabilities; Limitation on Assumption.  In connection with the purchase and sale of the Purchased Assets pursuant to Section 1.1 and except for those liabilities as shown on Exhibit B, Purchaser shall assume no liabilities and obligations of the Seller.

                                    ARTICLE 2

                                  CONSIDERATION

2.1	Purchase Price.  In consideration for the transfer of the Purchased
Assets, at the Closing Purchaser shall (a) pay and deliver to Seller (or Seller's assignee) the following:

(a)	a duly issued stock certificate registered in the name of the Seller and bearing a restricted securities legend and representing the sum of five million (5,000,000) shares of the Purchaser's Series G Preferred Stock (the "Purchase Price") each with such rights and privileges as set forth on Exhibit C.

2.2	Closing.  The closing of the purchase and sale of the Purchased Assets pursuant to Section 1.1 (the "Closing") shall be held at the offices of William M. Aul, 7676 Hazard Center Drive, Suite 500, San Diego, California 92108 at 11:00 a.m. (local time) on June 20, 2008 (the "Closing Date"), or at such other place and time as Purchaser and Seller may mutually agree in writing.

2.3	Deliveries at Closing.  At the Closing, the parties shall make the deliveries described below:

(a)		Seller shall deliver, or cause to be delivered, to Purchaser a
Bill of Sale and Assignment in the form of Exhibit E hereto properly executed by Seller;

(b)		Seller shall deposit the sum of Fifty Thousand Dollars ($50,000)
(the "Special Payment") with via wire transfer to the Invicta Bank Account
(as instructed by Forhan) on or before Closing;

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(c)		Purchaser shall deliver to Seller the following:

(i)	the stock certificate for the Series G Preferred Stock and registered in the name of the Seller (or its assignees);

(ii)	a duly executed Action of the Board of Directors of the Purchaser, adopting and approving the terms of this Asset Purchase Agreement and authorizing and instructing the officers of the Purchaser to deliver a fully executed copy of this Asset Purchase Agreement to the Seller as set forth in Exhibit E;

(iii)	a duly executed copy of the Certificate of Designation of Preferences for the Series G Preferred Stock  as set forth in Exhibit G;

(iv)	a duly executed copy of the Forhan Consulting Agreement set forth as
Exhibit G as attached to this Agreement;

(v)	a duly executed copy of the Scott Consulting Agreement set
forth as Exhibit H as attached to this Agreement;

(vi)	a duly executed Action of the Board of Directors  electing Paul Sorkin as a director and chief executive officer of the Purchaser and accepting the immediate resignation of the following persons as directors and officers of the Purchaser: Mercedez Henze, Richard David Scott, and William G Forhan as set forth in Exhibit I;

(vii)	a good standing certificate regarding Purchaser issued by the Secretary of State of Nevada;

(viii)	a certificate properly executed by Purchaser confirming that
Purchaser's representations and warranties stated in this Agreement are true and correct as of the date of this Agreement and as of the Closing and that Purchaser has complied with and performed all of Purchaser's covenants and obligations to be performed or complied with at or before Closing in accordance with this Agreement as set forth in Exhibit J;

(ix)	such other instruments and documents properly executed by Purchaser as are reasonably necessary, in the opinion of Seller, to effect the transactions described herein.

		(x) 	a certificate, executed by a corporate officer of the
Purchaser, certifying that, at the time of Closing, the Purchaser has, in good condition, at least forty (40) websites, no less than twenty-four million (24,000,000) email addresses, servers, equipment, client lists, vendor lists and all books, bank statements, and other assets as listed in Exhibit J and that the same are in good condition.

2.4	Acknowledgements by Purchaser, Seller, and Review Committee. The
Purchaser, the Seller, and each member of the Review Committee each acknowledge and agree that:

(i)	Assumed Liabilities.  At Closing, the Purchaser shall be solely liable for the liabilities listed on Exhibit K which shall include an aggregate of twelve thousand seven hundred eighty-five dollars ($12,785) of accrued and unpaid liabilities and the obligations owed to Golden Gate Investors, both as set forth and listed on Exhibit K.

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(ii)	Outstanding Stock Options.  At Closing, the Purchaser shall have outstanding an aggregate of six million one hundred sixty thousand (6,160,000) common stock purchase options (the "Insider Options") which were issued and are currently held as follows: (1) four million (4,000,000) Insider Options are held by Forhan; (2) two million (2,000,000) Insider Options are held by Scott; and (3) One Hundred Sixty Thousand Insider Options are held by Henze.

(iii)	Conversion Outstanding Series C Preferred Stock.  At Closing, all of
the Series C Preferred Stock issued to or issuable to William G. Forhan and/or Richard David Scott shall be converted into an aggregate of five million (5,000,000) common stock purchase warrants so that, as converted, the Purchaser shall issue the following Common Stock Purchase Warrants: (1) a Common Stock Purchase Warrant in the amount of two million four hundred seventy-three thousand one hundred twenty (2,473,120) of said warrants shall be issued to William G. Forhan; (2) a Common Stock Purchase Warrant in the amount of one million four hundred fifty-one thousand six hundred twelve (1,451,612) of said warrants shall be issued to Richard David Scott; and (3) a Common Stocjk Purchase Warrant in the amount of one million seventy-five thousand two hundred sixty-eight (1,075,268) of said warrants shall be issued to Mercedes Henze. The terms and form of all said common stock purchase options shall be as recited in Exhibit L.

(iv)	Responsibility for Lease Obligations.  At Closing, the Purchaser shall continue to assume responsibility for the existing lease (and the obligations therefore together with all rights to the security deposit under said lease) for the existing offices maintained by the Purchaser at 2688 South Rainbow Boulevard, Las Vegas, Nevada 89146 (the "Las Vegas Office") and all equipment and personal property used at the Las Vegas Office shall remain the property of the Purchaser, provided however, that Purchaser shall pay the sum of six thousand dollars ($6,000) for past rent on the existing Florida office (as included in the existing payables of $12,785 shown on Exhibit K attached hereto). However, at Closing, William G. Forhan and Richard David Scott shall assume all responsibility for the existing lease (and the obligations therefore together with all rights to the security deposit under said lease) for the existing office in Florida as currently operated by the Purchaser.

2.5 	Exchange of Outstanding Series E Preferred Stock for New Series H
Preferred Stock. At Closing, all of the Series E Preferred Stock issued to or issuable to William G. Forhan and/or Richard David Scott shall be exchanged into an aggregate of Fifty-Three Thousand Three Hundred Thirty-Two (53,332) shares of the Company's designated Series H Preferred Stock (the "Special Preferred Shares") so that, as exchanged, William G. Forhan shall be issued twenty-six thousand six hundred sixty-six (26,666) Special Preferred Shares and Richard David Scott shall be issued twenty-six thousand six hundred sixty-six (26,666) Special Preferred Shares . The issuances of the Special Preferred Shares shall be subject to compliance with state and federal securities laws and the parties agree that each shall cooperate and assist the Purchaser by completing and executing customary investment agreements and questionnaires as reasonably needed to further compliance with all such laws. The rights and privileges of the Special Preferred Shares are as set forth in Exhibit N and as approved by the Board of Directors as set forth in Exhibit O , both as attached hereto.

(vi)	Assignment of Note by William G. Forhan. At Closing,
William G. Forhan agrees to assign that certain existing promissory note issued by the Purchaser to him to a party designated by the Seller.

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                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

3.1	Authorization of Transaction.  Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions.

3.2	Broker's Fees.  Neither Seller nor the Purchaser has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.3	 Consents and Approvals.  The execution, delivery and performance by
Seller of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with or notice to, any governmental or regulatory body, agency or official. Neither the execution, delivery and performance by Seller of this Agreement, nor the consummation of the transactions contemplated hereby, will (with or without notice or lapse of time) (a) violate, conflict with, or result in a breach of any judgment, order, writ, injunction, decree or award of any court, governmental or regulatory body, or (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, lease, agreement or other instrument or obligation to which Seller is a party, or by which the Business or any of the Purchased Assets may be bound.

3.4	Litigation.  To the best knowledge of Seller, there are no actions, suits, or proceedings pending or, to Seller's best knowledge, threatened against Seller, or that otherwise relate to the Business or the Purchased Assets, before any court, arbitrator or administrative, governmental or regulatory authority or body and, to Seller's knowledge, no event has occurred or circumstance exists that may give rise to or serve as the basis for the commencement of any such action, suit or proceeding. Seller is not subject to any order, judgment, writ, injunction or decree that relates to the Business or the Purchased Assets.

3.5	Personal Property.  Seller at Closing will have good and marketable title to the Purchased Assets, free and clear of all liens and encumbrances, and (b) all items of equipment, if any, constituting a part of the Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted, and reasonably conform to all applicable laws, ordinances and regulations.

3.6	Taxes.  To the best knowledge of Seller, all tax reports and returns required to be filed relating to the Business pursuant to any law, rule or regulation have been filed in a timely manner (taking into account all extensions of due dates), and all Taxes shown as due thereon have been paid or accrued and reflected on the financial statements of the Business. No deficiencies for any Taxes have been asserted in writing against Seller which remain unpaid.

3.7	Employees.  Seller has, with respect to the Business and all employees now or previously employed in the Business, complied in all respects with all laws, rules and regulations relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, occupational health and safety and plant closing.

3.8	Customer List.  The list of customers of the Business listed in Exhibit
A attached to this Agreement is a complete list of all of the customers of the Business. There are no customer prepayments or deposits.

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3.9	Accounts Receivable.  The list of Accounts Receivable listed on Exhibit
A attached to this Agreement is a complete list of the Accounts Receivable.

3.10	Intellectual Property.  To the best knowledge of Seller, Seller has no patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, web sites or Internet locations or similar rights, nor require any such rights in connection with the conduct of the Business as presently conducted. To the knowledge of Seller, neither Seller nor the Business is infringing or otherwise acting adversely to the right of any other person under or in respect to, any patent, license, trademark, trade name, service mark, copyright or similar intangible right.

3.11	Labor Relations.  To the best knowledge of Seller, Seller has complied in all material respects with all federal and state laws, rules and regulations relating to the employment of labor, including those related to wages, hours and payment of withholding and unemployment taxes. Seller has withheld all amounts required by law or agreement to be withheld from wages or salaries of its employees and is not liable for any arrearage of wages or any taxes or penalties for failure to comply with any of the foregoing.

3.12	Compliance.  To the Best knowledge of Seller, Seller has conducted the
Business and maintained the Purchased Assets in compliance with, and not in violation of, applicable laws, rules, regulations and orders of federal, state and local governments and regulatory bodies (the "Applicable Laws"). Seller has not received any notice of any alleged violation of any Applicable Laws, and Seller has all licenses, permits and consents required to be obtained from federal, state, county or municipal authorities with respect to the ownership or use of the Purchased Assets for the operation of the Business. The Seller is not aware of any actions that it or the Business has taken which could reasonably cause or result in any claims of any violation of any federal, state, or local environmental laws in connection with the use or operation of the Purchased Assets or the conduct of the Business.

3.13	Investment Representation.

(a)	Seller represents that it is sophisticated and experienced in investment, financial, and securities matters and that it has had a sufficient opportunity to conduct a due diligence investigation into the corporate affairs of the Purchaser. Seller acknowledges that the offering and sale of the Series G Preferred Stock is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act of 1933, as amended, and that Purchaser's reliance on such exemption is predicated on Seller's representations set forth herein.

(b)	Seller fully understands and agrees that it must bear the economic risk of its investment for an indefinite period of time because, among other reasons, the Series G Preferred Stock has not been registered under the Securities Act of 1933, as amended or under the securities laws of any states and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless the transaction is or the Series G Preferred Stock is subsequently registered under the Securities Act of 1933, as amended and under applicable securities laws of relevant states or an exemption from such registration is available. Seller understands that Purchaser is under no obligation to register the Series G Preferred Stock on Seller's behalf, or to assist Seller in complying with any exemption from such registration under the Securities
Act of 1933.

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(c)	Seller has such knowledge and experience in financial and business matters such that Seller is capable of evaluating the merits and risks of Seller's investment in the Series G Preferred Stock and is able to bear such risks, and has obtained, in Seller's judgment, sufficient information from Purchaser or its authorized representatives to evaluate the merits and risks of such investment. Seller has evaluated the risks of investing in the Series G Preferred Stock and has determined that the Series G Preferred Stock is a suitable investment for Seller. Seller can afford a complete loss of the investment in the Stock, and can afford to hold the investment in the Series G Preferred Stock for an indefinite period of time.

(d)	Seller is acquiring the Stock subscribed for herein for its own account, for investment purposes only and not with a view to, or for sale in connection with, any distribution of the Series G Preferred Stock within the meaning of the Securities Act of 1933, as amended, or any rule or regulation under the Securities Act of 1933, as amended. The Series G Preferred Stock is not being purchased for subdivision or fractionalization thereof, and Seller has no contract, undertaking, agreement or arrangement with any person or entity to sell, hypothecate, pledge, donate or otherwise transfer (with or without consideration) to any such person or entity the Series G Preferred Stock, and Seller has no present plans or intentions to enter into any such contract, undertaking, agreement or arrangement.

(e)	Seller understands and acknowledges that the Series G Preferred Stock delivered pursuant to the terms of this Agreement shall bear the following legend:

"The Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws and neither such Shares nor any interest therein may be offered, sold, pledged, assigned or otherwise transferred absent registration under the Act or the availability of an exemption therefrom."

Further, Seller understands and acknowledges that an appropriate stop-transfer order shall be noted on the records of Purchaser's transfer agent with respect to the Series G Preferred Stock issued pursuant to this Agreement, which stop-transfer order shall remain in effect with respect to the Series G Preferred Stock so long as the Series G Preferred Stock is subject to the legending requirements set forth above.

3.14	Disclosure.  No representation or warranty or other statement made by
Seller in this Agreement or in any certificates delivered in accordance with this Agreement or otherwise in connection with the transactions contemplated by this Agreement contains any untrue statement or omits to stating material fact necessary to make any of them, in the light of the circumstances in which it was made, not misleading.

                                   ARTICLE 4

     REPRESENTATIONS AND WARRANTIES OF PURCHASER AND THE REVIEW COMMITTEE

Purchaser and the Review Committee jointly and severally represent and warrant to Seller that, as of the date of this Agreement:

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4.1	Organization and Qualification.  Purchaser (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; and (b) has the requisite corporate power to carry on its business as now being conducted, to own or use the properties and assets that it purports to own or use and to perform all of its obligations under this Agreement.

4.2	Corporate Authorization.  The execution, delivery and performance by
Purchaser of this Agreement and the transactions contemplated hereby are within the corporate powers of Purchaser and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

4.3	Consents and Approvals.  The execution, delivery and performance by
Purchaser of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, or notice to any governmental or regulatory body, agency or official. Neither the execution, delivery and performance by Purchaser of this Agreement, nor the consummation by Purchaser of the transactions contemplated hereby, will (with or without notice or lapse of time) (a) violate, conflict with, or result in a breach of, any provision of the charters or bylaws of Purchaser or any resolution adopted by the board of directors or shareholders of Purchaser or any judgment, order, writ, injunction, decree or award of any court, governmental or regulatory body applicable to Purchaser or (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, lease, agreement or other instrument or obligation to which Purchaser is a party, or by which its properties may be bound.

4.4   	Status of Filings & Securities Law Compliance.
Purchaser and Purchaser's officers and directors (collectively, as the "Review Committee") have completed a review of the filings that Purchaser has made with the Securities and Exchange Commission (the "Commission") pursuant to Section 13 (the "Periodic Filings") of the Securities Exchange Act of 1934 (the "1934 Act") during the three (3) year period immediately preceding the date of this Agreement and in that connection and to the best knowledge of the Review Committee, the Review Committee is not aware of any letters, inquiries, or correspondence from the Securities and Exchange Commission relating to or involving the Periodic Filings of the Purchaser or any matters which reasonably could form the basis of any claimed deficiencies or defects in any of the Periodic Filings. Further and to the best knowledge of the Review Committee, the Review Committee is not aware of any actions, suits, or proceedings pending or threatened against the Purchaser by the Commission, any state securities commission, or other governmental or regulatory authority or body relating to: (i) the Periodic Filings; (ii) the Purchaser's compliance with state or federal securities laws; and (ii) the actions of Purchaser with respect to its public statements, announcements, or press releases. Further to the Review Committee's best knowledge, no event has occurred or circumstance exists that may give rise to or serve as the basis for the commencement of any such action, suit or proceeding.

4.5 	Series G Preferred Stock..  The Series G Preferred Stock, as and when issued to Seller at Closing, will confer all of the rights and privileges set forth in the Certificate of Designation of Preferences attached hereto as Exhibit G and the same shall be deemed to be fully paid-for, validly issued, and non-assessable shares of the Purchaser's capital stock with all rights granted to stockholders in accordance with the Nevada General Corporation Law.

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4.6  	Absence of Liabilities.  To the best knowledge of the Review Committee and the Purchaser, and except for those liabilities listed on Exhibit K attached to this Agreement, there are no liabilities, debts, obligations, commitments, liens, charges, claims, whether accrued or contingent, to which the Purchaser is or may become liable or serve as the basis for the commencement of any action, suit or proceeding against Purchaser. Purchaser is not subject to any order, judgment, writ, injunction or decree.

4.7   	Stockholder List and Corporate Actions.  To the best knowledge of the Review Committee and the Purchaser, the Stockholder and Securities List shown on Exhibit M attached to this Agreement is accurate and complete and there are no outstanding warrants, rights or options or agreements, understandings, or commitments for the issuance of any warrants, rights, or options which could reasonably result in the issuance of the Purchaser's capital stock (whether preferred or common) at any time on or after the Closing. Further, to the best knowledge of the Review Committee and the Purchaser, there are no outstanding convertible or exchangeable securities or agreements, understandings, or commitments for the issuance of any convertible or exchangeable securities which could reasonably result in the issuance of the Purchaser's capital stock (whether preferred or common) at any time on or after the Closing except as shown on Exhibit M.

4.8	Status of Lease for Las Vegas Office and Other Assets. To the best knowledge of the Review Committee and the Purchaser, the Purchaser is not and will not be, at closing, in default of any of its obligations to the landlord for that certain lease of the real property located at 2688 South Rainbow Boulevard, Las Vegas, Nevada 89146. Further, at Closing, the Purchaser shall retain all of its assets, including, but not limited to, the following: (i) sixty (60) websites; (ii) twenty-five million email addresses; (iii) servers, equipment, client lists, vendor lists; and (iv) all books, bank statements, state and federal income and property tax records and the same shall be in good condition so as to enable the Purchaser and its management to continue the operation of the Purchaser's business and continue to conduct its affairs without interruption or extraordinary efforts. In particular, the Review Committee agrees that it shall deliver to the Purchaser, at Closing, such documents, transfers, and other instructions to the bank at which the Purchaser maintains its bank accounts, so that all said accounts can be maintained and controlled solely by the Purchaser from and after closing.

                                   ARTICLE 5

                                   COVENANTS

5.1	Operation of the Business.  Except as may otherwise be consented to in writing by Purchaser, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to Article 8 below, Seller shall operate the Business in the ordinary course consistent with past practice and maintain the Purchased Assets in customary repair, order and condition, maintain all insurance with respect to such assets in effect on the date of this Agreement and, in the event of casualty, loss or damage to any of such assets or properties prior to the Closing Date, either repair or replace such damaged property or, at Purchaser's option, transfer the proceeds of such insurance to Purchaser after the Closing.

5.2	Access.  From the date of this Agreement to the earlier of (a) the
Closing Date or (b) the termination of this Agreement pursuant to Article 8 below, Seller shall afford the officers, directors, employees, contractors, consultants, agents and other authorized representatives of Purchaser (collectively "Purchaser Agents") reasonable access at reasonable

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times to the Purchased Assets, and to the books, records and contracts of the
Business. Purchaser may, after notice to Seller, contact the customers and suppliers of the Business.

5.3	 Public Announcements.  Seller and Purchaser shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to obtaining the approval of the other party, except as may be required by law. Notwithstanding the foregoing, the Purchaser shall have the right to file Form 8-K in connection with this Agreement and the transactions described herein and to each party shall have the right to take any other action relating to the disclosure of this Agreement and the subject mater of this Agreement as it reasonably determines and each agrees to cooperate with the other in all such matters.

5.4	Best Efforts.  Each of Seller and Purchaser agrees to use its best efforts to fulfill the conditions set forth in Article 7 to the other party's obligation to close the transactions contemplated by this Agreement.

                                   ARTICLE 6

                             CONDITIONS TO CLOSING

6.1	Conditions to Obligation of Purchaser.  The obligation of Purchaser to close the transactions contemplated hereby shall be subject to the satisfaction or written waiver (by Purchaser), prior to or at the Closing, of the following conditions:

(a)	Representations and Covenants.  The representations and warranties of
Seller contained in this Agreement shall be true and correct in all material respects on and as of the date of Closing with the same force and effect as though made on and as of the date of Closing. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the date of Closing; and

(b) Deposit of Funds. Seller shall deposit the sum of Fifty Thousand Dollars ($50,000) (the "Special Payment") to the Invicta Bank Account via wire transfer (as instructed by Forhan) on or before Closing.

6.2	Conditions to Obligation of Seller.  The obligation of Seller to close the transactions contemplated hereby shall be subject to the satisfaction or written waiver (by Seller), prior to or at the Closing, of the following conditions:

(a)	Representations and Covenants.  The representations and warranties of
Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the date of Closing with the same force and effect as though made on and as of the date of Closing. Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the date of Closing;

(b)	Forhan Consulting Agreement. Purchaser shall have caused William G
Forhan to enter into the Forhan Consulting Agreement set forth in Exhibit G and the same shall be delivered to the Seller on or before Closing;

APA: V#9:06-23-08                      10

 (c)	Scott Consulting Agreement.  Purchaser shall have caused David Scott to enter into the Scott Consulting Agreement set forth as Exhibit H and the same shall be delivered to Seller on or before Closing;

(d) Purchaser shall cause all actions to be taken as listed in Section 3.2(b) hereof.

                                    ARTICLE 7

                                   TERMINATION

7.1	Termination.  This Agreement may be terminated at any time prior to the
Closing:

(a)	By mutual written consent of Purchaser and Seller.

(b)	By Seller:

(i)	if the Closing shall not have occurred on or before June 25, 2008, other than as a result of a material breach by Seller of its representations, warranties or other obligations hereunder; or

(ii)	if, prior to the Closing Date, Purchaser fails to perform in any material respect any of its obligations under this Agreement or Purchaser has breached any material representation or warranty, and such failure or breach has not been cured within five (5) days after receipt of notice of such failure or breach from Seller.

(c)	By Purchaser:

(i)	if the Closing shall not have occurred on or before June 25, 2008, other than as a result of a material breach by Purchaser of its representations, warranties or other obligations hereunder; or

(ii)	if, prior to the Closing Date, Seller fails to perform in any material respect any of its obligations under this Agreement or Seller has breached any material representation or warranty, and such failure or breach has not been cured within five (5) days after receipt of notice of such failure or breach from Purchaser.

7.2	Effect of Termination.  In the event of termination of this Agreement by Purchaser or Seller as provided in Section 8.1, all obligations of the parties under this Agreement shall terminate without liability of any party to any other party, except for a party's liability for breach of this Agreement.

                                   ARTICLE 8

                                INDEMNIFICATION

8.1	Indemnification.

(a)	By Seller.  Seller shall indemnify, defend and hold harmless Purchaser and its directors, officers, employees and shareholders, from, against and in respect of any and all claims, suits, actions, proceedings, damages, costs, liabilities, losses, judgments, penalties, fines, expenses or other costs, including reasonable attorneys' fees, (each a "Loss" and collectively, "Losses") arising from or relating to: (i) the breach of any of Seller's

APA: V#9:06-23-08                      11
representations, warranties or covenants set forth in this Agreement; (ii) any product shipped or manufactured by, or services provided by, the Business prior to the date of Closing; and (iii) any claim against Purchaser by any person to whom Purchaser is liable for any liabilities arising from or connected to the operation of the Business prior to the Closing Date, other than the Assumed Liabilities.

(b)	By Purchaser.  Purchaser shall indemnify, defend and hold harmless
Seller, from, against and in respect of any and all Losses arising from or relating to: (i) the Assumed Liabilities; (ii) the breach of any of Purchaser's representations, warranties or covenants set forth in this Agreement; or (iii) any products shipped or manufactured by, or services provided by, the Business on or after the date of Closing.

8.2	Procedure for Claims by Third Parties.

(a)	Any party asserting a right of indemnification provided for under this
Agreement (the "Indemnified Party") in respect of, arising out of or involving a claim or demand made by any unrelated person, firm, governmental authority or corporation against the Indemnified Party (a "Third Party
Claim") shall notify the indemnifying party (the "Indemnifying Party") in writing of the Third Party Claim within ten (10) business days after such Indemnified Party becomes aware of such Third Party Claim. As part of such notice, the Indemnified Party shall furnish the Indemnifying Party with copies of any pleadings, correspondence or other documents relating thereto that are in the Indemnified Party's possession. The Indemnified Party's failure to notify the Indemnifying Party of any such matter within the time frame specified above shall not release the Indemnifying Party, in whole or in part, from its obligations under this Article 9 except to the extent that the Indemnified Party's ability to defend against such claim is actually prejudiced thereby. The Indemnifying Party agrees (and, at such time as the Indemnifying Party acknowledges its liability under this Article 9 with respect to such Third Party Claim, the Indemnifying Party shall have the sole and exclusive right) to defend against, settle or compromise such Third Party Claim at the expense of such Indemnifying Party; provided that no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party's consent unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. The Indemnified Party shall have the right (but not the obligation) to participate in the defense of such claim through counsel selected by it. If the Indemnifying Party has not yet acknowledged its liability under this
Section 9.2 with respect to such Third Party Claim, then the Indemnifying Party and the Indemnified Party shall cooperate in defending against such Third Party Claim, and neither party shall have the right, without the other's consent, to settle or compromise any such Third Party Claim.

(b)	If any party becomes obligated to indemnify another party with respect to any Third Party Claim and the amount of liability with respect thereto shall have been finally determined, the Indemnifying Party shall pay such amount to the Indemnified Party in immediately available funds within ten
(10) days following written demand by the Indemnified Party.

(c)	Procedure for Claims Between the Parties.  In the event that either
Seller or Purchaser desires to assert a claim for indemnification against the other under this Article 9, such party shall assert such claim in writing, stating the nature and basis of such claim. The party making such claim shall, on request, provide all information and documentation reasonably necessary to support and verify any Losses which such person believes gives rise to a

APA: V#9:06-23-08                      12
claim for indemnification and shall give the indemnifying party reasonable access to its books, records and personnel for the purpose of investigating and verifying any such claim.

8.3	Survival.  All representations, warranties, covenants and obligations in this Agreement shall survive the Closing and consummation of the transactions contemplated by this Agreement. The rights to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation or warranty, or on the performance of or compliance with any covenant or obligation, and will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants or obligations.

8.4	Non-Exclusive Remedy.  The indemnification provisions in this Article 9 are in addition to any and all other remedies of the parties hereto available under applicable law with respect to the breach of any representation, warranty, covenant or agreement of the other party hereto.

8.5	Set-Off.  In the event of a material breach and if the same
results in a Material Adverse Effect (as provided by Section 9.1), Seller shall have the right to set-off and reduce indemnification amounts due it from the Purchaser pursuant to this Agreement against payments due to William
G. Forhan and/or Richard David Scott under this Agreement or any other agreement between the Seller and any one or more of the Parties Seller shall notify Purchaser and the Review Committee of any set-off and reduction to be taken, and the amount and basis for the taking of such set-off and reduction, as soon as Seller determines that it will exercise its right to set-off and reduction. Any such set-off shall not limit Seller's rights under this
Article 8 to indemnification for all Losses.

8.6 Conversion of Amounts Owed to Forhan abd Scott. In the event that Seller does not have the right to Set-Off (as provided by Section 8.5 of this Agreement) and Purchaser fails to fulfill its financial obligations to Forhan and/or to Scott (as provided by Exhibits G and H, respectively), then the parties hereto agree that the amount of any deficiency in fulfilling said financial obligations shall be deemed a breach of said financial obligations and the amount of said deficiency shall, upon written notice to Forhan and to Scott, be converted into shares of the Purchaser's common stock using the average closing market price for the five (5) days immediately preceding the date of said breach.

                                   ARTICLE 9

                              GENERAL PROVISIONS

9.1	Material Adverse Effect.  For purposes of this Agreement, a "Material
Adverse Effect" shall mean: (1) with respect to the Purchased Assets, a material adverse effect on the Purchased Assets, the operations or financial condition of the Business or on Seller's ability to consummate the transactions contemplated by this Agreement; and (2) with respect to the Purchaser, the financial condition of the Purchaser, Purchaser's ability to consummate the transactions contemplated by this Agreement; and the existence of any accrued or contingent liabilities not disclosed to the Seller in this Agreement.

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
(a)	Seller's Knowledge.  Where a representation or warranty is stated to be based on or to the knowledge of the Seller, such phrase or words of similar import shall refer solely to the actual knowledge, after due inquiry, of Paul Sorkin, Seller's Chief Executive Officer, as of the date of this Agreement.

(b)	Purchaser's Knowledge. Where a representation or warranty is stated to be based on or to the knowledge of Purchaser, such phrase or words of similar import shall refer solely to the actual knowledge, after due inquiry, of William G. Forhan, Purchaser's Chief Executive Officer, as of the date of this Agreement.

(d) Review Committee's Knowledge. Where a representation or warranty is stated to be based on or to the knowledge of the Review Committee, such phrase or words of similar import shall refer solely to the actual knowledge, after due inquiry, of one or more of the following: William G. Forhan, Richard David Scott, and Mercedes Henze.

(c)	Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)	Severability.  If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, then such provision shall be enforced to the extent that it is not illegal, invalid, unenforceable or void, and the remainder of this Agreement, as well as such provision as applied to other persons, places or circumstances, shall remain in full force and effect.

9.2	Waiver.  With regard to any power, remedy or right provided in this
Agreement or otherwise available to any party, (a) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party, (b) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence, and (c) waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

9.3	Further Assurances.  From time to time after the Closing, each party hereto will execute and deliver to the other party such instruments of sale, transfer, conveyance, assignment and delivery as may be reasonably requested by the other party in order to cause Purchaser to be vested in all right, title and interest of Seller in and to the Purchased Assets and otherwise in order to carry out the purpose and intent of this Agreement.

9.4	Notices.  All notices, demands, or other communications to
be given or delivered under or by reason of the provisions of this Agreement will be in writing and shall be deemed to have duly given or delivered (a) when delivered personally, (b) mailed by certified or registered mail, return receipt requested and postage prepaid, (c) sent by telephone facsimile transmission, or (d) sent via a nationally recognized overnight courier to the recipient. Such notices, demands and other communications will be sent to the addresses listed on the first page of this Agreement or to such other address as any party may specify by notice given to the other party in accordance with this Section.

APA: V#9:06-23-08                      14

9.5	Governing Law.  This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

9.6	Entire Agreement.  This Agreement (including the attached exhibits and schedules) constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes any prior or contemporaneous agreement or understanding, whether written or oral, among the parties or between any of them with respect to the subject matter of this Agreement. There are no representations, warranties, covenants, promises or undertakings, other than those expressly set forth or referred to herein.

9.7	Amendment.  This Agreement may be amended or modified only by a written agreement duly executed by Seller and Purchaser.

9.8	Assignability.  Neither this Agreement nor any of the rights or obligations under this Agreement of any party hereto may be transferred, conveyed, alienated, assigned or delegated without the other party's prior written consent, which consent may be withheld in the other party's sole and absolute discretion.

9.9	Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and, if applicable, permitted assigns.

9.10	Third-Party Beneficiaries.  Each party intends that this Agreement shall not benefit or create any right or cause of action in any person other than the parties or as specifically expressed in this Agreement.

9.11	Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original but when taken together shall constitute but one instrument.

9.12	Expenses; Brokerage Fee.  Each party to this Agreement shall bear all of its own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants.

                 [remainder of page intentionally left blank]

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
 	IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first written above.

PURCHASER:

INVICTA GROUP, INC.


By: _____________________________


Name: ___________________________


Title: __________________________



SELLER:

IMAGE WORLDWIDE, INC.



_________________________________
Paul Sorkin, President



REVIEW COMMITTEE:



__________________________________
William G. Forhan



__________________________________
Richard David Scott



__________________________________
Mercedes Henze



                 [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

APA: V#9:06-23-08                      16

                              LIST OF ATTACHMENTS

EXHIBIT A -	List of Purchased Assets

EXHIBIT B - List of Liabilities of Purchaser At Closing

EXHIBIT C - Certificate of Designation, Series G Preferred Stock

EXHIBIT D - Bill of Sale

EXHIBIT E - Action of the Board of Directors of Invicta Group, Inc.
 	    (Authorization)

EXHIBIT F - Action of the Board of Directors of Invicta Group,  Inc.
	    (Series G Preferred Stock)

EXHIBIT G - Forhan Consulting Agreement

EXHIBIT H - Scott Consulting Agreement

EXHIBIT I - Action of the Board of Directors of Invicta Group, Inc.
	    (Election of Sorkin and Resignation of Officers/Directors)

EXHIBIT J - Certificate of Purchaser

EXHIBIT K - List of Liabilities and Liabilities to Golden Gate
 	    Investors

EXHIBIT L - (Form of) Common Stock Purchase Option (Forhan and Scott)

EXHIBIT M - Stockholder and Security List

EXHIBIT N - Certificate of Designation, Series H Preferred Stock and
 	    Action of the Board of Directors

EXHIBIT O - Action of the Board of Directors (Authorization & Issuance,
 	    Series H Preferred Stock)

APA: V#9:06-23-08                      17

                                   EXHIBIT A

                           LIST OF PURCHASED ASSETS

		The following are the Purchased Assets acquired by the Purchaser from the Seller:

City Book Savings Website	www.CityBooksavings.com

Domain name - www.CityBooksavings.com

Database of clients

Future business

Goodwill

APA: V#9:06-23-08                      18

                                   EXHIBIT B

             LIST OF LIABILITIES ACQUIRED BY PURCHASER FROM SELLER

                                Amount:  $0.00

                                 ############


APA: V#9:06-23-08                      19

                                   EXHIBIT C

             CERTIFICATE OF DESIGNATION, SERIES G PREFERRED STOCK

                                  CERTIFICATE
                                      OF
            DESIGNATION, NUMBER, POWERS, PREFERENCES, AND RELATIVE,
          PARTICIPATING, OPTIONAL, AND OTHER SPECIAL RIGHTS AND THE
     QUALIFICATIONS, LIMITATIONS, RESTRICTIONS, AND OTHER 	DISTINGUISHING
                    CHARACTERISTICS OF SERIES "G" PREFERRED
                                   STOCK OF

                              INVICTA GROUP, INC.
             (Incorporated under the laws of the State of Nevada)

It is hereby certified that:

	1. The name of the Corporation is Invicta Group, Inc. (herein called, the "Corporation").

	2. The Certificate of Incorporation of the Corporation authorizes the issuance of up to fifty million (50,000,000) Shares of Preferred Stock of a par value of $0.0001 each and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any and all of said Shares in one or more series and by resolution or resolutions, the designation, number, full or limited voting powers, or the denial of voting powers, preferences, and relative, participating, optional, and other special rights and qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

	3. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it aforesaid, has adopted the following resolution creating a Series "G" issue of Preferred Stock:

	RESOLVED:  That in accordance with the 	General Corporation Law of
the State of Nevada, this Board of Directors hereby adopts the following resolution: That Five Million (5,000,000) Shares of the preferred stock (par value $0.0001) authorized to be issued by this corporation pursuant to Article Fourth of its Articles of Incorporation be and hereby are authorized and created a series of preferred stock, hereby designated as the Series G Preferred Stock and shall have the voting powers, designations, preferences and relative participating, optional, or other rights, if any, or the qualifications, limitations, or restrictions, set forth in

Article Fourth of such Articles of Incorporation, and in addition thereto, those following:

	(a.) DESIGNATION. The preferred stock subject hereof shall be designated Series G Preferred Stock.

	(b.) DIVIDENDS. The Series G Preferred Stock shall be not entitled to receive any cash dividends (only) from funds legally available therefore.
The Series G Preferred Stock shall be eligible to receive the Corporation's Common Stock as a dividend.

APA: V#9:06-23-08                      20

	(c.) LIQUIDATION RIGHTS. In the event of any consolidation or merger of the Corporation which is in the nature of the winding up of the Corporation's business or sale of all or substantially all of the Corporation's assets (a "Liquidation"), each share of Series G Preferred Stock shall be entitled to be paid one thousand (1,000) shares of Common Stock up to the date of such Liquidation (whether or not, to the extent permitted by law, the Corporation shall have surplus or earnings available for dividends), and no more.

	(d.) CONVERSION. Shares of Series G Preferred Stock may be converted at any time into one thousand (1,000) shares of the Corporation's Common Stock at any time.

	(e.) VOTING RIGHTS. Except as otherwise provided by law, each share of the Series G Preferred Stock shall be entitled, on all matters on which any of the shareholders are required or permitted to vote, to one thousand
(1,000) votes. And except as provided expressly herein or as required by law, the holders of the Series G Preferred Stock shall vote together with the Common Stock shareholders and not as a separate class. So long as any shares of the Series G Preferred Stock remain outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the total number of shares of the Series G Preferred Stock then outstanding voting separately as a class, alter or change, in any material respect, the rights, preferences or privileges or the restrictions of the shares of the Series G Preferred Stock whether by amendment of the Corporation's Certificate of Designation of Preferences or otherwise. At any meeting at which the holders of the Series G Preferred
Stock are entitled to vote as a class pursuant to this provision, the holders of a majority of all outstanding shares of Series G Preferred Stock, present in person or represented by proxy, shall be necessary to constitute a quorum.

	(f.) NOTICE. Except as otherwise provided herein, any notice required to be given to the Corporation or holders of the Series G Preferred Stock shall be given in person, transmitted by tele-copier, delivered by a recognized national overnight express delivery service or sent by United States mail (certified or registered air mail for addresses outside of the continental United States), return receipt requested, postage prepaid and addressed to the corporation at its principal office and to each holder of record at his address as it appears on the books of the corporation. Except as otherwise provided herein, any notice so given shall be deemed delivered upon the earlier of (i) actual receipt; (ii) receipt by sender of a confirmed receipt of telecopied notice; (iii) two business days after delivery of such overnight express service; or (iv) five business days after deposit in the United States mail.

Signed and attested to on this ____ day of June 2008.


						______________________________
						William G. Forhan
						President

__________________________
Mercedes Henze,
Secretary

APA: V#9:06-23-08                      21

                                   EXHIBIT D

                                 BILL OF SALE

This Agreement, dated June __, 2008, is between Image Worldwide, Inc., a Colorado corporation ("Seller"), and Invicta Group, Inc., a Nevada corporation (collectively "Buyer").

1.	Assignment of Assets.  Pursuant to the terms of the Asset
Purchase Agreement dated June ___, 2008 (the "Purchase Agreement"), Seller hereby sells, transfers, assigns and conveys to Buyer all of Seller's right, title and interest in and to the following:

(a) City Book Savings Website (www.CityBooksavings.com); (b) the domain name used by seller (www.CityBooksavings.com); (c) Seller's database of clients;
(d) all rights to Seller's future business; and (e) all of Seller's customer relationships and goodwill (the "Assets").

2.	Warranty as to Assets.   Seller hereby warrants that it has
good and marketable title to the Assets, free and clear of mortgages, liens, reversions, restrictions, rights of purchase, encumbrances or other defects of title, and sales, use and ad valorem taxes other than arising from the consummation of the transfer of the Assets (such taxes being the responsibility of Seller).

3.	Further Assurances.  The parties hereto agree to execute
and delivery such additional documents or other instruments or assurances that may be necessary or desirable to vest, perfect or confirm, of record or otherwise, title to the Assets or Contracts in Buyer, or to obtain any consents, orders or approvals to consummate the transactions contemplated hereby.

4.	Miscellaneous.  This Bill of Sale is governed by and
construed under the laws of the State of Nevada. The warranties and representations given herein shall survive the delivery of this Bill of Sale

Executed this ____ day of June 2008

BUYER:

INVICTA GROUP, INC., a Nevada corporation


By: _______________________________
William G. Forhan

SELLER:

IMAGE WORLDWIDE, INC., A COLORADO COPRPORATION


By _______________________________


APA: V#9:06-23-08                      22

                                   EXHIBIT E

                              INVICTA GROUP, INC.

              ACTION OF THE BOARD OF DIRECTORS WITHOUT A MEETING

                         BY UNANIMOUS WRITTEN CONSENT

                                JUNE ___, 2008


 	William G. Forhan and Richard David Scott, being the sole Directors of Invicta Group, Inc., a Nevada corporation, hereby takes the following actions pursuant to Nevada Revised Statutes Section 78.315(2) effective this ___ day of June 2008:

Authorization for Asset Purchase Agreement

	RESOLVED: This Board of Directors hereby authorizes and instructs the Company's Chief Executive Officer, William G. Forhan, to execute and deliver the Asset Purchase Agreement for the purchase of certain assets from Image Worldwide, Inc. and submitted to this Board of Directors and to execute and deliver such other certificates, documents, and to take all such other actions as may be required to effectuate the purposes of said Agreement.

	The above resolutions were duly adopted this ____ day of June 2008 by unanimous written consent.

Dated:	  June __, 2008



_________________________			_________________________

William G. Forhan					Richard David Scott


APA: V#9:06-23-08                      23

                                   EXHIBIT F

                              INVICTA GROUP, INC.

              ACTION OF THE BOARD OF DIRECTORS WITHOUT A MEETING

                         BY UNANIMOUS WRITTEN CONSENT

JUNE ___, 2008

	William G. Forhan and Richard David Scott, being the sole Directors of Invicta Group, Inc., a Nevada corporation, hereby takes the following actions pursuant to Nevada Revised Statutes Section 78.315(2) effective this ___ day of June 2008:

Designation of Series G Preferred Stock

	WHEREAS: This Board of Directors has reviewed the Certificate of Designation for the Series G Preferred Stock as presented to this Board of Directors.

	RESOLVED:  That in accordance with the 	General Corporation Law of
the State of Nevada, this Board of Directors hereby adopts the following resolution: That Five Million (5,000,000) Shares of the preferred stock (par value $0.0001) authorized to be issued by this corporation pursuant to Article Fourth of its Articles of Incorporation be and hereby are authorized and created a series of preferred stock, hereby designated as the Series G Preferred Stock and shall have the voting powers, designations, preferences and relative participating, optional, or other rights, if any, or the qualifications, limitations, or restrictions, set forth in Article Fourth of such Articles of Incorporation, and in addition thereto, those following:

	(a.) DESIGNATION. The preferred stock subject hereof shall be designated Series G Preferred Stock.

	(b.) DIVIDENDS. The Series G Preferred Stock shall be not entitled to receive any cash dividends (only) from funds legally available therefore.
The Series G Preferred Stock shall be eligible to receive the Corporation's Common Stock as a dividend.

	(c.) LIQUIDATION RIGHTS. In the event of any consolidation or merger of the Corporation which is in the nature of the winding up of the Corporation's business or sale of all or substantially all of the Corporation's assets (a "Liquidation"), each share of Series G Preferred Stock shall be entitled to be paid one thousand (1,000) shares of Common Stock up to the date of such Liquidation (whether or not, to the extent permitted by law, the Corporation shall have surplus or earnings available for dividends), and no more.

	(d.) CONVERSION. Shares of Series G Preferred Stock may be converted at any time into one thousand (1,000) shares of the Corporation's Common Stock.

APA: V#9:06-23-08                      24

	(e.) VOTING RIGHTS. Except as otherwise provided by law, each share of the Series G Preferred Stock shall be entitled, on all matters on which any of the shareholders are required or permitted to vote, to one thousand
(1,000) votes. And except as provided expressly herein or as required by law, the holders of the Series G Preferred Stock shall vote together with the Common Stock shareholders and not as a separate class. So long as any shares of the Series G Preferred Stock remain outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the total number of shares of the Series G Preferred Stock then outstanding voting separately as a class, alter or change, in any material respect, the rights, preferences or privileges or the restrictions of the shares of the Series G Preferred Stock whether by amendment of the Corporation's Certificate of Designation of Preferences or otherwise. At any meeting at which the holders of the Series G Preferred
Stock are entitled to vote as a class pursuant to this provision, the holders of a majority of all outstanding shares of Series G Preferred Stock, present in person or represented by proxy, shall be necessary to constitute a quorum.

	(f.) NOTICE. Except as otherwise provided herein, any notice required to be given to the Corporation or holders of the Series G Preferred Stock shall be given in person, transmitted by tele-copier, delivered by a recognized national overnight express delivery service or sent by United States mail (certified or registered air mail for addresses outside of the continental United States), return receipt requested, postage prepaid and addressed to the corporation at its principal office and to each holder of record at his address as it appears on the books of the corporation. Except as otherwise provided herein, any notice so given shall be deemed delivered upon the earlier of (i) actual receipt; (ii) receipt by sender of a confirmed receipt of telecopied notice; (iii) two business days after delivery of such overnight express service; or (iv) five business days after deposit in the United States mail.

	RESOLVED: This Board of Directors hereby authorizes the corporation's officers to file the Certificate of Designation for the Series G Preferred Stock with the Nevada Secretary of State and to pay all fees as required to complete the filing of the Certificate.

Issuance of Series G Preferred Stock & Securities Act of 1933

	RESOLVED:	This Board of Directors hereby approves the issuance of
5,000,000 shares of this Company's Series G Preferred Stock to Image
Worldwide, Inc. (or its assignees) in consideration of the Company's purchase of the Purchase Assets as set forth in the Asset Purchase Agreement with all said shares of the Series G Preferred Stock to be issued with a restricted securities legend in conformity with the requirements of Section 4(2) of the Securities Act of 1933 and applicable state securities laws.

	RESOLVED: This Board of Directors shall obtain from Image Worldwide, Inc. (or its assignee), a completed investment agreement containing such representations and assurances as deemed necessary or appropriate to ensure that the corporation's claim of exemption under Section 4(2) of the Securities Act of 1933 and applicable state securities laws can be perfected.

	RESOLVED:	The officers of the corporation are hereby authorized and
instructed to complete such other filings and pay required filing fees as may be necessary under the Securities Act of 1933 and applicable state securities laws required in connection with the issuance of the Series G Preferred
Stock.

Filing Obligations & Securities Exchange Act of 1934

APA: V#9:06-23-08                      25

	RESOLVED:	This Board of Directors hereby authorizes and instructs the
corporation's officers to complete the timely filing of the Form 8-K with the
U.S. Securities and Exchange Commission in connection with the acquisition, by this corporation, of the assets acquired from Image World, Inc. and the transactions described and set forth in the Asset Purchase Agreement.

	RESOLVED:	This Board of Directors hereby authorizes the corporation's
officers to assist the corporations current and former officers in meeting their obligations under Section 16 of the Securities Exchange Act of 1934

 Dated:	  June __, 2008



_________________________			_________________________

William G. Forhan					Richard David Scott

APA: V#9:06-23-08                      26

                                   EXHIBIT G

                          FORHAN CONSULTING AGREEMENT

	THIS FORHAN CONSULTING AGREEMENT (the "Agreement") is entered into and is effective as of the _____ day of June 2008 BY AND BETWEEN Invicta Group, Inc., a Nevada corporation (the "Company") and William G. Forhan
(Consultant").

                                   WHEREAS:

A. 	The Company and Consultant are parties to that certain Asset Purchase
Agreement involving the purchase of certain assets from Image Worldwide, Inc., a Colorado corporation (the "Asset Purchase Agreement").

B.	The Company seeks Consultant's assistance in connection with the evaluation of certain business and financial matters.

                  NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.0. Description of Consulting Services. Consultant agrees to provide the following consulting services:

1.0.1. Be reasonably available to provide advice to the Company, as reasonably requested on a limited basis as Consultant deems appropriate and for a period of at least nine (9) months from the date of the Closing of the Asset Purchase Agreement.

2.0. Fee to be Paid Consultant. In consideration for the services to be rendered by Consultant, the Company shall pay Consultant the following amounts:

	2.0.1	The sum of Fifty Thousand Dollars ($50,000) at the Closing
(as described in the Asset Purchase Agreement (the "Closing").

	2.0.2.	The sum of Twenty-Five Thousand Dollars ($25,000)
thirty (30) days after the Closing;

	2.0.3.	An amount equal to twelve and one-half percent
(12.50%) of the net proceeds received by the Company (after the bridge loans) from future efforts to raise capital until the sum of Sixty-Two Thousand Five Hundred Dollars ($62,500) is paid to Consultant but in no event later than fifteen (15) months from the date of the Closing.

3.0. Miscellaneous.

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
3.0.1. Successors. The provisions of this Agreement shall be deemed to obligate, extend to and inure to the benefit of the successors of each of the parties to this Agreement.

3.0.2. Independent Counsel. Each of the parties to this Agreement acknowledges and agrees that it has had an opportunity to be represented by independent counsel of its own choice throughout all negotiations which preceded the execution of this Agreement and the transactions referred to in this Agreement, and each has executed this Agreement with the consent and upon the advice of said independent counsel. Each party represents that he or it fully understands the provisions of this Agreement, has consulted with counsel concerning its terms and executes this Agreement of his or its own free choice without reference to any representations, promises or expectations not set forth herein.

3.0.3. Integration. This Agreement and the Asset Purchase Agreement, after full execution, acknowledgment and delivery, memorializes and constitutes the entire agreement and understanding between the parties and supersedes and replaces all prior negotiations and agreements of the parties, whether written or unwritten, or related thereto. Each of the parties to this Agreement acknowledges that no other party, nor any agent or attorney of any other party has made any promises, representations, or warranty whatsoever, express or implied, which is not expressly contained in this Agreement; and each party further acknowledges that he or it has not executed this Agreement in reliance upon any belief as to any fact not expressly recited hereinabove.

3.0.4. Attorneys Fees. In the event of a dispute between the parties concerning the enforcement or interpretation of this Agreement, the prevailing party in such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorneys' fees and other costs and expenses by the other parties to the dispute.

3.0.5. Interpretation. Wherever the context so requires: the singular number shall include the plural; the plural shall include the singular; and the masculine gender shall include the feminine and neuter genders.

3.0.6. Captions. The captions by which the sections and subsections of this Agreement are identified are for convenience only, and shall have no effect whatsoever upon its interpretation.

3.0.7. Amendments. No amendment to this Agreement shall be effective unless the same shall be in writing executed by the party against whom enforcement is sought.

3.0.8. Severance. If any provision of this Agreement is held to be illegal or invalid by a court of competent jurisdiction, such provision shall be deemed to be severed and deleted; and neither such provision, nor its severance and deletion, shall affect the validity of the remaining provisions.

3.0.9. Counterparts. This Agreement may be executed in any number of counterparts.

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
3.0.10. Expenses Associated With This Agreement. Each of the parties hereto agrees to bear its own costs, attorneys fees and related expenses associated with this Agreement.

3.0.11. Arbitration. Any dispute or claim arising to or in any way related to this Agreement shall be settled by arbitration in Chicago, Illinois. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA"). AAA shall designate an arbitrator from an approved list of arbitrators following both parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party. Each party shall pay its own expenses associated with such arbitration (except as set forth in Section
3.0.4. Above). A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations. The decision of the arbitrators shall be rendered within 60 days of submission of any claim or dispute, shall be in writing and mailed to all the parties included in the arbitration. The decision of the arbitrator shall be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

	IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

FOR THE COMPANY:



By:	_____________________________
Paul Sorkin


FOR CONSULTANT:



By:	____________________________
William G. Forhan

APA: V#9:06-23-08                      29

                                   EXHIBIT H

                          SCOTT CONSULTING AGREEMENT

	THIS SCOTT CONSULTING AGREEMENT (the "Agreement") is entered into and is effective as of the _____ day of June 2008 BY AND BETWEEN Invicta Group, Inc., a Nevada corporation (the "Company") and Richard David Scott (Consultant").

                                   WHEREAS:

A. 	The Company and Consultant are parties to that certain Asset Purchase
Agreement involving the purchase of certain assets from Image Worldwide, Inc., a Colorado corporation (the "Asset Purchase Agreement").

B.	The Company seeks Consultant's assistance in connection with the evaluation of certain business and financial matters.

                  NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.0. Description of Consulting Services. Consultant agrees to provide the following consulting services:

1.0.1. Be reasonably available to provide advice to the Company, as reasonably requested, on a limited basis as Consultant deems appropriate and for a period of at least nine (9) months from the date of the Closing of the Asset Purchase Agreement.

2.0. Fee to be Paid Consultant. In consideration for the services to be rendered by Consultant, the Company shall pay Consultant the following amounts:

	2.0.1	The sum of Fifty Thousand Dollars ($50,000) at the Closing
(as described in the Asset Purchase Agreement (the "Closing").

	2.0.2.	The sum of Twenty-Five Thousand Dollars ($25,000)
thirty (30) days after the Closing;

	2.0.3.	An amount equal to twelve and one-half percent
(12.50%) of the net proceeds received by the Company (after the bridge loans) from future efforts to raise capital until the sum of Sixty-Two Thousand Five Hundred Dollars ($62,500) is paid to Consultant but in no event later than fifteen (15) months from the date of the Closing.

3.0. Miscellaneous.

3.0.1. Successors. The provisions of this Agreement shall be deemed to obligate, extend to and inure to the benefit of the successors of each of the parties to this Agreement.

APA: V#9:06-23-08                      30

3.0.2. Independent Counsel. Each of the parties to this Agreement acknowledges and agrees that it has had an opportunity to be represented by independent counsel of its own choice throughout all negotiations which preceded the execution of this Agreement and the transactions referred to in this Agreement, and each has executed this Agreement with the consent and upon the advice of said independent counsel. Each party represents that he or it fully understands the provisions of this Agreement, has consulted with counsel concerning its terms and executes this Agreement of his or its own free choice without reference to any representations, promises or expectations not set forth herein.

3.0.3. Integration. This Agreement and the Asset Purchase Agreement, after full execution, acknowledgment and delivery, memorializes and constitutes the entire agreement and understanding between the parties and supersedes and replaces all prior negotiations and agreements of the parties, whether written or unwritten, or related thereto. Each of the parties to this Agreement acknowledges that no other party, nor any agent or attorney of any other party has made any promises, representations, or warranty whatsoever, express or implied, which is not expressly contained in this Agreement; and each party further acknowledges that he or it has not executed this Agreement in reliance upon any belief as to any fact not expressly recited hereinabove.

3.0.4. Attorneys Fees. In the event of a dispute between the parties concerning the enforcement or interpretation of this Agreement, the prevailing party in such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorneys' fees and other costs and expenses by the other parties to the dispute.

3.0.5. Interpretation. Wherever the context so requires: the singular number shall include the plural; the plural shall include the singular; and the masculine gender shall include the feminine and neuter genders.

3.0.6. Captions. The captions by which the sections and subsections of this Agreement are identified are for convenience only, and shall have no effect whatsoever upon its interpretation.

3.0.7. Amendments. No amendment to this Agreement shall be effective unless the same shall be in writing executed by the party against whom enforcement is sought.

3.0.8. Severance. If any provision of this Agreement is held to be illegal or invalid by a court of competent jurisdiction, such provision shall be deemed to be severed and deleted; and neither such provision, nor its severance and deletion, shall affect the validity of the remaining provisions.

3.0.9. Counterparts. This Agreement may be executed in any number of counterparts.

3.0.10. Expenses Associated With This Agreement. Each of the parties hereto agrees to bear its own costs, attorneys' fees and related expenses associated with this Agreement.

APA: V#9:06-23-08                      31

3.0.11. Arbitration. Any dispute or claim arising to or in any way related to this Agreement shall be settled by arbitration in Chicago, Illinois. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA"). AAA shall designate an arbitrator from an approved list of arbitrators following both parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party. Each party shall pay its own expenses associated with such arbitration (except as set forth in Section
3.0.4. Above). A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations. The decision of the arbitrators shall be rendered within 60 days of submission of any claim or dispute, shall be in writing and mailed to all the parties included in the arbitration. The decision of the arbitrator shall be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

	IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

FOR THE COMPANY:


By:	_____________________________
Paul Sorkin

FOR CONSULTANT:


By:	____________________________
Richard David Scott

APA: V#9:06-23-08                      32

                                   EXHIBIT I

                              INVICTA GROUP, INC.

              ACTION OF THE BOARD OF DIRECTORS WITHOUT A MEETING

                         BY UNANIMOUS WRITTEN CONSENT

                                JUNE ___, 2008

 	William G. Forhan and Richard David Scott, being the sole Directors of Invicta Group, Inc., a Nevada corporation, hereby takes the following actions pursuant to Nevada Revised Statutes Section 78.315(2) effective this ___ day of June 2008:

Resignation of Officers and Directors

	RESOLVED:	This Board of Directors hereby accepts the resignation of
the following persons as officers and directors of this Company effective upon the closing of the Asset Purchase Agreement:

                               William G. Forhan
                              Richard David Scott
                                Mercedes Henze

Election of Paul Sorkin

	RESOLVED:	This Board of Directors hereby elects Paul Sorkin as the
Company's President and Chief Executive Officer and as Chairman of this Board of Directors effective upon the closing of the Asset Purchase Agreement:

	The above resolutions were duly adopted this ____ day of June 2008 by unanimous written consent.

Dated:	  June __, 2008



_________________________			_________________________
William G. Forhan					Richard David Scott



Attest: _______________________
	  Mercedes Henze

APA: V#9:06-23-08                      33

                                  MEMORANDUM

DATE:		June ___, 2008

TO:		The Board of Directors
		Invicta Group, Inc.

FROM:		William G. Forhan

RE:		Resignation

	Please allow this Memorandum to serve as my irrevocable resignation in every capacity and as an officer and director of Invicta Group, Inc., a Nevada corporation.



Signed:	_________________________	Date:	______________________



                                  MEMORANDUM

DATE:		June ___, 2008

TO:		The Board of Directors
		Invicta Group, Inc.

FROM:	Richard David Scott

RE:		Resignation



	Please allow this Memorandum to serve as my irrevocable resignation in every capacity and as an officer and director of Invicta Group, Inc., a Nevada corporation.



Signed:	_________________________	Date:	______________________


APA: V#9:06-23-08                      34

                                  MEMORANDUM

DATE:		June ___, 2008

TO:		The Board of Directors
		Invicta Group, Inc.

FROM:		Mercedes Henze

RE:		Resignation

	Please allow this Memorandum to serve as my irrevocable resignation in every capacity and as an officer and director of Invicta Group, Inc., a Nevada corporation.

Signed:	_________________________	Date:	______________________


APA: V#9:06-23-08                      35

                                   EXHIBIT J

                           CERTIFICATE OF PURCHASER

	I, William G. Forhan, do hereby warrant and represent that I am a duly elected officer and director of Invicta Group, Inc., a Nevada corporation
(the "Purchaser") and I hereby deliver this Certificate of Purchaser (the "Certificate") to Image Worldwide, Inc., a Colorado corporation (the "Seller").

	I further warrant and represent that I have completed a review of the Purchaser's corporate and financial affairs and books and records and filings with the Securities and Exchange Commission.

	In that connection and on behalf of the Purchaser and to my best knowledge, I warrant and represent that all of the statements and representations regarding the Purchaser (as recited in the Asset Purchase Agreement to which this Certificate is attached) are accurate and complete.



______________________
William G. Forhan

APA: V#9:06-23-08                      36

                                   EXHIBIT K

         LIST OF LIABILITIES AND LIABILITIES TO GOLDEN GATE INVESTORS

	At Closing, the following are the sole liabilities of Invicta Group, Inc., a Nevada corporation (the "Purchaser") as of the Closing of the Asset Purchase Agreement for the purchase of certain assets by the Purchaser and the sale of said assets by Image Worldwide, Inc., a Colorado corporation (the "Seller"):

(1)	Aggregate of $12,785.00 in existing payables as follows:

	(a)	Amount owed to FDN Telephone			$ 1,225.00
	(b) 	Amount owed to Florida Atlantic Stock Transfer	$   500.00
	(c)	Rent owed for Las Vegas Office			$ 1,500.00
	(d)	XO Communications Server, Phone			$ 1,300.00
	(e)	Rent owed FLL	`				$ 6,000.00
	(f)	THL Sales					$   500.00
	(g)	Amounted to owed to Graphic Artist		$   500.00
	(h)	Amount owed to Robo Mail 			$ 1,200.00

	and

(2)	All accrued and unpaid liabilities owed to Golden Gate Investors.


                                  ###########

APA: V#9:06-23-08                      37

                                  EXHIBIT  L

                         COMMON STOCK PURCHASE WARRANT

                                    (FORM)

                                (See Attached.)



APA: V#9:06-23-08                      38

                                   EXHIBIT M

                     STOCKHOLDER AND SECURITY HOLDER LIST

                                 (As attached)

	Attached is a current list of the Common Stockholders of the Purchaser, as provided by the Purchaser's stock transfer agent as of or prior to the Closing.

	Also attached is a list of the holders and the amounts of securities of the Purchaser held by all other persons who hold one or more of the following securities as of the date of Closing:

(1)	Common Stock Purchase Options (all said options arise out of deferred compensation with a total of six million one hundred thousand (6,160,000) options exercisable at $0.004 per option and each exercisable for the purchase of one share for a period of three (3) years from the date of this Agreement;

(2)	Rights to Purchase the Purchaser's Common Stock;

(3)	Common Stock Purchase Warrants;

(4)	Preferred Stock as follows:

 	(a)	Series E Preferred Stock converts into fifty-three
million three hundred thirty-three thousand three hundred thirty-three shares of the Purchaser's common stock.; and

	(b)Series C Preferred Stock is being converted into five million (5,000,000) common stock purchase options each exercisable for the purchase of the Purchaser's Common Stock at $0.05 per share for a period of three (3) years from the date of this Agreement.

(5)	Convertible Preferred Stock

(6)	Debt Instruments (of any form or type) as follows:  Convertible
Debenture issued to Golden Gate Investors with current approximate principal balance due of Three Hundred Fifty-Nine Thousand Dollars ($359,000) and accrued and unpaid Interest due of approximately thirty-five thousand four dollars ($35,004) as of May 1, 2008.

(7)	Exchangeable Securities (exchangeable for the purchase of the
Purchaser's capital stock); and

(8)	All other notes, instruments, investment contracts, agreements, commitments, understandings relating to or which could reasonably result in the issuance of the Purchaser's capital stock.

APA: V#9:06-23-08                      39

                                  EXHIBIT  N

             CERTIFICATE OF DESIGNATION, SERIES H PREFERRED STOCK

                                  CERTIFICATE

                                      OF

            DESIGNATION, NUMBER, POWERS, PREFERENCES, AND RELATIVE, PARTICIPATING, OPTIONAL, AND OTHER SPECIAL RIGHTS AND THE
     QUALIFICATIONS, LIMITATIONS, RESTRICTIONS, AND OTHER 	DISTINGUISHING
                    CHARACTERISTICS OF SERIES "H" PREFERRED
                                   STOCK OF

                              INVICTA GROUP, INC.

             (Incorporated under the laws of the State of Nevada)

	It is hereby certified that:

	1. The name of the Corporation is Invicta Group, Inc. (herein called, the "Corporation").

	2. The Certificate of Incorporation of the Corporation authorizes the issuance of up to fifty million (50,000,000) Shares of Preferred Stock of a par value of $0.0001 each and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any and all of said Shares in one or more series and by resolution or resolutions, the designation, number, full or limited voting powers, or the denial of voting powers, preferences, and relative, participating, optional, and other special rights and qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

	3. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it aforesaid, has adopted the following resolution creating a Series "H" issue of Preferred Stock:

	RESOLVED:  That in accordance with the 	General Corporation Law of
the State of Nevada, this Board of Directors hereby adopts the following resolution: That Fifty Three Thousand Three Hundred Thirty-Two (53,332) Shares of the preferred stock (par value $0.0001) authorized to be issued by this corporation pursuant to Article Fourth of its Articles of Incorporation be and hereby are authorized and created a series of preferred stock, hereby designated as the Series H Preferred Stock and shall have the voting powers, designations, preferences and relative participating, optional, or other rights, if any, or the qualifications, limitations, or restrictions, set forth in Article Fourth of such Articles of Incorporation, and in addition thereto, those following:

	(a.) DESIGNATION. The preferred stock subject hereof shall be designated Series H Preferred Stock.

	(b.) DIVIDENDS. The Series H Preferred Stock shall be not entitled to receive any dividends from funds legally available therefore.

APA: V#9:06-23-08                      40

	(c.) LIQUIDATION RIGHTS. In the event of any consolidation or merger of the Corporation which is in the nature of the winding up of the Corporation's business or sale of all or substantially all of the Corporation's assets (a "Liquidation"), each share of Series H Preferred Stock shall be entitled to be paid one thousand (1,000) shares of Common Stock up to the date of such Liquidation (whether or not, to the extent permitted by law, the Corporation shall have surplus or earnings available for dividends), and no more.

	(d.) CONVERSION. Shares of Series H Preferred Stock may be converted at any time into one thousand (1,000) shares of the Corporation's Common Stock at any time.

	(e.) VOTING RIGHTS. Except as otherwise provided by law, each share of the Series H Preferred Stock shall be not be entitled to vote.

	(f.) NOTICE. Except as otherwise provided herein, any notice required to be given to the Corporation or holders of the Series H Preferred Stock shall be given in person, transmitted by tele-copier, delivered by a recognized national overnight express delivery service or sent by United States mail (certified or registered air mail for addresses outside of the continental United States), return receipt requested, postage prepaid and addressed to the corporation at its principal office and to each holder of record at his address as it appears on the books of the corporation. Except as otherwise provided herein, any notice so given shall be deemed delivered upon the earlier of (i) actual receipt; (ii) receipt by sender of a confirmed receipt of telecopied notice; (iii) two business days after delivery of such overnight express service; or (iv) five business days after deposit in the United States mail.

Signed and attested to on this ____ day of June 2008.


						______________________________
						William G. Forhan
						President



___________________________
Mercedes Henze,
Secretary

APA: V#9:06-23-08                      41

                                   EXHIBIT O

                              INVICTA GROUP, INC.

              ACTION OF THE BOARD OF DIRECTORS WITHOUT A MEETING

                         BY UNANIMOUS WRITTEN CONSENT

                                JUNE ___, 2008

 	William G. Forhan and Richard David Scott, being the sole Directors of Invicta Group, Inc., a Nevada corporation, hereby takes the following actions pursuant to Nevada Revised Statutes Section 78.315(2) effective this ___ day of June 2008:

Designation of Series H Preferred Stock

	WHEREAS: This Board of Directors has reviewed the Certificate of Designation for the Series H Preferred Stock as presented to this Board of Directors.

	RESOLVED:  That in accordance with the 	General Corporation Law of
the State of Nevada, this Board of Directors hereby adopts the following resolution: That Fifty Three Thousand Three Hundred Thirty-Two (53,332) Shares of the preferred stock (par value $0.0001) authorized to be issued by this corporation pursuant to Article Fourth of its Articles of Incorporation be and hereby are authorized and created a series of preferred stock, hereby designated as the Series H Preferred Stock and shall have the voting powers, designations, preferences and relative participating, optional, or other rights, if any, or the qualifications, limitations, or restrictions, set forth in Article Fourth of such Articles of Incorporation, and in addition thereto, those following:


	(a.) DESIGNATION. The preferred stock subject hereof shall be designated Series H Preferred Stock.

	(b.) DIVIDENDS. The Series H Preferred Stock shall be not entitled to receive any dividends from funds legally available therefore.

	(c.) LIQUIDATION RIGHTS. In the event of any consolidation or merger of the Corporation which is in the nature of the winding up of the Corporation's business or sale of all or substantially all of the Corporation's assets (a "Liquidation"), each share of Series H Preferred Stock shall be entitled to be paid one thousand (1,000) shares of Common Stock up to the date of such Liquidation (whether or not, to the extent permitted by law, the Corporation shall have surplus or earnings available for dividends), and no more.

	(d.) CONVERSION. Shares of Series H Preferred Stock may be converted at any time into one thousand (1,000) shares of the Corporation's Common Stock at any time.

	(e.) VOTING RIGHTS. Except as otherwise provided by law, each share of the Series H Preferred Stock shall be not be entitled to vote.

APA: V#9:06-23-08                      42

	(f.) NOTICE. Except as otherwise provided herein, any notice required to be given to the Corporation or holders of the Series H Preferred Stock shall be given in person, transmitted by tele-copier, delivered by a recognized national overnight express delivery service or sent by United States mail (certified or registered air mail for addresses outside of the continental United States), return receipt requested, postage prepaid and addressed to the corporation at its principal office and to each holder of record at his address as it appears on the books of the corporation. Except as otherwise provided herein, any notice so given shall be deemed delivered upon the earlier of (i) actual receipt; (ii) receipt by sender of a confirmed receipt of telecopied notice; (iii) two business days after delivery of such overnight express service; or (iv) five business days after deposit in the United States mail.

	RESOLVED: This Board of Directors hereby authorizes the corporation's officers to file the Certificate of Designation for the Series H Preferred Stock with the Nevada Secretary of State and to pay all fees as required to complete the filing of the Certificate.

Issuance of Series H Preferred Stock & Securities Act of 1933

	WHEREAS:	 This corporation previously issued and/or made commitments
to issue certain shares of its Series E Preferred Stock to William G. Forhan and Richard David Scott.

	WHEREAS:	This corporation has received assurances from William G.
Forhan and from Richjard David Scott that each of them are willing to irrevocably relinquish all rights that each of them have or may to said
Series E Preferred Stock and that each of them have not transferred or assigned any rights to said Series E Preferred Stock to any third parties.

	RESOLVED:	This Board of Directors hereby approves the issuance of
53,332 shares of this Company's Series H Preferred Stock as follows:

	Name of Stockholder	Number of Shares Series H Preferred Stock

	William G. Forhan	26,666 Shares

	Richard David Scott	26,666 Shares

in accordance with the terms of the Asset Purchase Agreement with all said shares of the Series H Preferred Stock to be issued with a restricted securities legend in conformity with the requirements of Section 4(2) of the Securities Act of 1933 and applicable state securities laws.

	RESOLVED: This Board of Directors shall obtain from each person who acquires the Series H Preferred Stock (or its assignee), a completed investment agreement containing such representations and assurances as deemed necessary or appropriate to ensure that the corporation's claim of exemption under Section 4(2) of the Securities Act of 1933 and applicable state securities laws can be perfected.

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	RESOLVED:	The officers of the corporation are hereby authorized and
instructed to complete such other filings and pay required filing fees as may be necessary under the Securities Act of 1933 and applicable state securities laws required in connection with the issuance of the Series H Preferred
Stock.

Dated:	  June __, 2008


_________________________			_________________________
William G. Forhan					Richard David Scott

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